Exhibit 99.1

FOR IMMEDIATE RELEASE

June 26, 2025

Darling Ingredients Inc. announces offering of €750 million of senior notes by Darling Global Finance B.V., entry into a new amended and restated credit agreement, and redemption of €515.0 million 3.625% senior notes due 2026

IRVING, TEXAS, June 26, 2025 –– Darling Ingredients Inc. (NYSE: DAR) (“Darling” or the “Company”), the world’s leading company turning food waste into sustainable products and producer of renewable energy, today announced the completion of the refinancing of its long-term debt to extend maturities. On June 24, 2025, Darling Global Finance B.V. (the “Issuer”), an indirect, wholly owned subsidiary of Darling incorporated under Dutch law, closed an offering of €750 million aggregate principal amount of unsecured senior notes due 2032 (the “notes”). The notes bear interest at 4.5% per annum, payable semi-annually in arrears on January 15 and July 15 of each year, commencing on January 15, 2026. Darling also announced its entry on June 25, 2025, into an amendment and restatement of its Second Amended and Restated Credit Agreement, dated as of January 6, 2014 (as amended from time to time, the “Existing Credit Agreement”), pursuant to a Third Amended and Restated Credit Agreement (the “Credit Agreement”). The Credit Agreement refinances the loans and commitments outstanding under the Existing Credit Agreement (the “Existing Credit Facilities”) and provides for senior secured credit facilities comprised of (x) a $2 billion revolving loan facility and (y) a $900.0 million farm credit term loan A facility, which is partially comprised of term A-1 loans and term A-3 loans that were cashlessly rolled from the Existing Credit Agreement.

Darling used proceeds from the offering of the notes, together with drawings under the new senior secured credit facilities, to (i) redeem the Issuer’s existing €515.0 million principal amount of 3.625% Senior Notes due 2026 and repay or otherwise refinance the existing senior secured credit facilities; and (ii) pay costs, fees and expenses related to the refinancing, including applicable premiums for the refinancing and the issuance discount for the initial purchasers. The existing euro notes were redeemed on June 26, 2025, at a redemption price of 100.000% of their principal amount.

The notes and related guarantees will not be registered under the U.S. Securities Act of 1933, as amended, (the “Securities Act”) or any state securities laws and, unless so registered, may not be offered or sold in the United States except pursuant to an applicable exemption from the registration requirements of the Securities Act and applicable state securities laws.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy the notes and related guarantees, nor shall there be any offer to sell, solicitation of an offer to buy or sale of the notes and related guarantees, in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or other jurisdiction.

About Darling

A pioneer in circularity, Darling Ingredients Inc. (NYSE: DAR) takes material from the animal agriculture and food industries and transforms them into valuable ingredients that nourish people, feed animals and crops, and fuel the world with renewable energy. The company operates over 260 facilities in more than 15 countries and processes about 15% of the world’s animal agricultural by-products, produces about 30% of the world’s collagen (both gelatin and hydrolyzed collagen), and is one of the largest producers of renewable energy. To learn more, visit darlingii.com. Follow us on LinkedIn.

For More Information, contact:

Investors: Suann Guthrie, Senior Vice President, Investor Relations, Sustainability & Communications

Suann.Guthrie@darlingii.com

(469) 214-8202

Media: Jillian Fleming, Director, Global Communications

Jillian.Fleming@darlingii.com

(972) 541-7115

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